Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including additional amendments thereto) with respect to the shares of Common Stock, $0.0001 par value per share, of Mersana Therapeutics Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

BALYASNY ASSET MANAGEMENT L.P.

By:	/s/ Scott Schroeder

Name:	Scott Schroeder
Title:	Authorized Signatory

BAM GP LLC

By:	/s/ Scott Schroeder

Name:	Scott Schroeder
Title:	Authorized Signatory

BALYASNY ASSET MANAGEMENT HOLDING LP

By:	/s/ Scott Schroeder

Name:	Scott Schroeder
Title:	Authorized Signatory

DAMES GP LLC

By:	/s/ Scott Schroeder

Name:	Scott Schroeder
Title:	Authorized Signatory

DMITRY BALYASNY

By:	/s/ Dmitry Balyasny